Exhibit 3.1

EXHIBIT B

ARTICLES OF ORGANIZATION
OF
WISCONSIN GAS LLC

The undersigned, acting for the purpose of forming a Wisconsin limited liability company under Chapter 183 of the Wisconsin Statutes, adopts the following Articles of Organization for such limited liability company:

ARTICLE I

The name of the limited liability company is "Wisconsin Gas LLC."

ARTICLE II

The limited liability company is organized under Chapter 183 of the Wisconsin Statutes.

ARTICLE III

The name of the initial registered agent is Keith H. Ecke.

ARTICLE IV

The address of the initial registered office is 231 W. Michigan Street, P452, Milwaukee, WI 53203.

ARTICLE V

Management of the limited liability company shall be vested in one or more managers.

ARTICLE VI

The name and address of the organizer are:

Joshua M. Erickson, Esq.
231 W. Michigan Street, A292
Milwaukee, WI 53203

ARTICLE VII

These Articles of Organization shall become effective as of July 28, 2004.

Executed this 21st day of July, 2004.

SOLE ORGANIZER

/s/ Joshua M. Erickson
Name: Joshua M. Erickson, Esq.